Exhibit 10.1
SETTLEMENT & RELEASE AGREEMENT
     This Settlement & Release Agreement (this “Agreement”) is entered into as of December 13, 2007 (the “Effective Date”) by and among US Dataworks, Inc., a Nevada corporation (“UDW”), Hyundai Syscomm Corp., a California corporation (“HSC”), and John J. Figone, an individual residing in the State if California and the Senior Vice President Business Development and General Counsel of UDW (“JJF”). UDW, HSC and JJF may sometimes be referred to as a “Party” individually and the “Parties” collectively. Capitalized Terms not defined herein this Agreement shall have the same meanings as ascribed to them in the Stock Purchase Agreement, dated December 29, 2006, as amended (described below in Recital C).
RECITALS
     A. WHEREAS, UDW and HSC contemplated entering into a joint venture whereby HSC would manufacture or cause to be manufactured certain automated teller machines/teller-less kiosks, including, without limitation, kiosks that could provide non-financial services such as DVD downloading, ticket dispensing, and products based on automated teller machines or similar machines (the “Machines”) and UDW would integrate its proprietary software (“UDW Software”) with the Machines so that the Machines with the integrated UDW Software (the “Enhanced Machines”) would have an increased resale value; and,
     B. WHEREAS, in order to permit the Parties to exchange confidential information with each other in connection with their contemplated joint venture, the Parties entered into agreements (the “Confidentiality, Non-Circumvention and Non-Competition Agreements”) to protect their respective confidential information, to prevent the receiving Party and its Affiliates from circumventing the disclosing Party in dealing with suppliers, customers and others entities introduced to the receiving Party by the disclosing Party, and to ensure that the receiving Party not compete with the disclosing Party in any business with respect to which confidential information was disclosed to the receiving Party – specifically that JJF and his successors, assigns, or Affiliates will not compete with HSC of its Affiliates in the Machines and/or Enhanced Machines businesses; and,
     C. WHEREAS, UDW and HSC entered into that certain Stock Purchase Agreement, dated December 29, 2006, as amended on February 13, 2007 and again on March 21, 2007 (the “Stock Purchase Agreement”), wherein UDW agreed to sell 6.1 million shares of UDW common stock (the “Offered Common Stock”) and grant warrants enabling HSC to purchase up to 14.3 million additional shares of Common Stock upon HSC’s exercise of such warrants (the “Offered Warrants”) in exchange for the payment by HSC of $1.5 million in cash (the “Purchase Money”) and the generation of at least $25.0 million in revenues (the “Minimum Revenues”) to be recognized by UDW through its joint venture with HSC; and,
     D. WHEREAS, pursuant to the Stock Purchase Agreement, as amended, the Offered Common Stock was issued to HSC but held in escrow and not released and made outstanding to HSC until the full amount of the Purchase Money was received by UDW. Further, and again in accordance with the Stock Purchase Agreement, no Offered Warrants would become exercisable by HSC until (i) the grant of such Offered Warrants was approved by the UDW shareholders, and (ii) certain amounts of Minimum Revenues were recognized by UDW; and,
Hyundai Syscomm Corp.
Settlement & Release
December 13, 2007

     E. WHEREAS, despite the diligent efforts from both sides, the Parties agree that the contemplated joint venture to develop Enhanced Machines is not feasible at this time. To this end, the Parties mutually agree to terminate the Stock Purchase Agreement but not the Confidentiality, Non-Circumvention and Non-Competition Agreements; and,
     F. WHEREAS, HSC is entering into this Agreement on the express representation and warranty by UDW and JJF that no person other than Silicon Valley Bank has ever or will ever rely on the Purchase Order referred to in Section 1(a) of this Agreement and that Silicon Valley Bank has been paid in full under the line of credit extended to UDW and has released UDW from all liability in connection therewith.
     G. WHEREAS, it is the desire and intent of the Parties to settle, resolve and release all present and future disputes, differences and claims that may arise from or relate to the Stock Purchase Agreement and the duties and obligations therein; and
     H. WHEREAS, it is the desire and intent of the Parties not to settle, resolve or release any present or future disputes, differences or claims that may arise from or relate to the Confidentiality, Non-Circumvention and Non-Competition Agreements and the duties and obligations therein to the extent such claims related to protected rights are expressly covered by such agreements.
     NOW, THEREFORE, in consideration of the premises and the Parties’ respective undertakings below, the Parties agree as follows:
     1. Termination of the Stock Purchase Agreement. The Stock Purchase Agreement shall be deemed terminated as of the Effective Date. As terminated, from and after the Effective Date each Party shall no longer have any of the duties and obligations ascribed in the Stock Purchase Agreement, including (but not limited to):
          (a) Neither HSC nor anyone else shall have any obligation to pay any of the Purchase Money or any other monies payable to UDW under any purchase order, including that certain Purchase Order dated March 19, 2007; and,
          (b) Neither HSC nor anyone shall have any obligation or liability to Silicon Valley Bank or anyone else arising from or relating to the Purchase Order referred to in subsection (a) of this Section 1; and,
          (c) The $740,744 Advance Payment advanced by HSC on the behalf of UDW as payment to the Manufacturer for certain Machines, shall no longer be accounted for as a credit for UDW’s benefit; and further, UDW shall have no obligation whatsoever to the Manufacturer under any purchase order, including that certain Purchase Order dated March 19, 2007; and,
          (d) All duties and obligations to pay for Machines manufactured by the Manufacturer (or any other manufacturer) and to deliver, service and maintain Machines shall be the sole and exclusive responsibility of HSC and all related costs and expenses arising therefrom shall be wholly borne by HSC; and,
          (e) All Offered Common Stock issued to HSC shall no longer remain deposited in escrow and shall be returned by DHL next business day service to UDW as promptly as may be commercially reasonable; and
Hyundai Syscomm Corp.
Settlement & Release
December 13, 2007

further, from and after the Effective Date, the Offered Warrants shall not be issued to HSC and the matter of affirming the grant of such Offered Warrants shall not be presented to the UDW shareholders for vote.
     2. Release, Waiver and Non-Competition. As of the Effective Date and in consideration for the items described in Section 1 of this Agreement:
          (a) Each Party, for itself and its successors and assigns and their respective Boards of Directors, shareholders and Affiliates to the fullest extent permitted by law, releases and discharges each other Party and its predecessors and successors in interest, heirs, and assigns and its past, present and future shareholders, directors, officers, employees, agents, representatives, and Affiliates of and from all accrued and future claims, obligations, and compensation, whether based on tort, contract, or other theories of recovery, in connection with the Stock Purchase Agreement but not in connection with the Confidentiality, Non-Circumvention and Non-Competition Agreements; and,
          (b) Each Party acknowledges that the release in subsection (a) of this Section 2 will apply to all claims for damages or losses, whether such injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent, which it may have against any other Party in connection with the Stock Purchase Agreement but not in connection with the Confidentiality, Non-Circumvention and Non-Competition Agreements; and,
          (c) UDW agrees to defend, indemnify and hold harmless HSC and their respective affiliates, officers, directors, shareholders, employees, partners, agents, representatives, successors and assigns from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, costs and expenses arising out of, resulting from or related in any way whatsoever to any third party claim that may arise from or relate directly to actions undertaken by UDW regarding the Stock Purchase Agreement and the duties and obligations therein and any public statement or SEC filing made by UDW; and,
          (d) HSC agrees to defend, indemnify and hold harmless UDW and its affiliates, officers, directors, shareholders, employees, partners, agents, representatives, successors and assigns from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, costs and expenses arising out of, resulting from or related in any way whatsoever to any third party claim that may arise from or relate directly to actions undertaken by HSC regarding the Stock Purchase Agreement and the duties and obligations therein and any public statement or SEC filing made by HSC; and,
          (e) This Agreement is intended as a full settlement and compromise of each, every and all of the claims among the Parties with respect to the Stock Purchase Agreement, including Unknown Claims, but not in connection with the Confidentiality, Non-Circumvention and Non-Competition Agreements; and,
          (f) “Unknown Claims” means any claim with respect to the Stock Purchase Agreement but not in connection with the Confidentiality, Non-Circumvention and Non-Competition Agreements, which a Party does not know or suspect to exist in its favor at the time of the releases granted herein which, if known by the Party might have affected its settlement with and release of another Party. The Parties and their respective parents, subsidiaries, present and former shareholders, officers, directors, employees, agents, Affiliates and representatives shall be deemed to have, and by execution of this Agreement shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, and any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or
Hyundai Syscomm Corp.
Settlement & Release
December 13, 2007

principle of common law that is similar, comparable or equivalent to Section 1542 of the California Civil Code, which provides that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR; and
          (g) JJF and his successors, assigns, or his Affiliates will not compete with, nor circumvent, HSC or its Affiliates in the Machines or Enhanced Machines business.
          (h) UDW and its successors, assigns, or its Affiliates will not compete with HSC or its Affiliates in the front end of Machines or Enhanced Machines business.
     3. Representation and Warranty of UDW and JJF. UDW and JJF represents and warrants to HSC that no person other than Silicon Valley Bank has ever or will ever rely on the Purchase Order referred to in Section 1(a) of this Agreement, that Silicon Valley Bank has been paid in full under the line of credit extended to UDW and that Silicon Valley Bank has released UDW and its assets from all liability and security interests in connection therewith.
     4. Authority to Execute. Each Party warrants to each other Party that all necessary action has been taken by or on behalf of the Party to authorize its execution, delivery, and performance of this Agreement.
     5. No Admission of Liability. The Parties understand and acknowledge that this Agreement, and any and all consideration given, constitutes a compromise and settlement of certain disputed claims and entering into and executing this Agreement shall not be deemed or construed to be an admission of the truth or falsity of any claims made or acknowledgement or admission of liability by any Party.
     6. Advice of Counsel. Each Party has relied upon legal advice from an attorney of the Party’s choice, or in the alternative, such Party has voluntarily elected not to seek legal counsel for its own account. Each Party fully understands the terms hereof. In granting the release in Section 2 above, each Party has not relied on any inducement, promise, or representation (a) made by any other Party other than as set forth herein or (b) made by any person or entity representing such other Party.
     7. Assignment and Succession. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     8. Entire Agreement. This Agreement supersedes all prior understandings and agreements, written or oral, between the Parties and relating to the subject matter hereof. This Agreement shall not supersede, terminate or amend the Confidentiality, Non-Circumvention and Non-Competition Agreements, all of which shall remain in full force and effect in accordance with their respective terms.
     9. Confidentiality of Terms. The Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except: (i) with the prior written consent of each other Party; or (ii) as required to comply with the rules or regulations of the Securities Exchange Commission and any applicable law.
Hyundai Syscomm Corp.
Settlement & Release
December 13, 2007

     10. Amendment. This Agreement may be amended, supplemented, or superseded only by a written instrument executed by the Parties.
     11. Remedies. A Party may seek any form of equitable relief, including specific performance and injunction, where the any other Party’s continued or threatened breach of a material obligation or undertaking would result in irreparable injury. All rights and remedies conferred or to be conferred upon an aggrieved Party under this Agreement is cumulative and not exclusive of any other rights or remedies available at law, in equity, under this Agreement, or otherwise.
     12. Severability. The invalidity, illegality, or unenforceability of any part hereof shall not impair the validity, legality, or enforceability of the remainder.
     13. Governing Law. This Agreement and any instrument provided for hereunder shall be governed by and construed under the internal laws of the State of California.
     14. Abatement, Injunction. This Agreement shall be deemed to have been breached immediately upon the commencement, prosecution or assistance of any action, claim, lien or other proceeding contrary to the terms of this Agreement. In such event, this Agreement may be pleaded as a full and complete defense and as a basis for an abatement of, or injunction against, such action, claim, lien or other proceeding, and as the basis of a counterclaim or cross-claim for damages in connection therewith.
     15. Counterparts; Facsimile Signature. This Agreement may be executed in several duplicate counterparts by each Party signing any counterpart. When so executed, such counterparts shall constitute a single agreement. A Party may execute and deliver this Agreement by signing the signature page and electronically transmitting a facsimile thereof.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

UDW		HSC

By:	/s/ John Figone	By:	/s/ Robert Mitchell

	Its authorized representative		Its authorized representative

SVP of Business Development and General Counsel		Vice President

Title		Title

JJF

/s/ John Figone

John J. Figone
Hyundai Syscomm Corp.
Settlement & Release
December 13, 2007

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